Exhibit 10.2

OFFER LETTER

Information contained in this document is confidential and should not be disclosed, copied or discussed with any other person(s) not directly involved with the proposal without the prior written approval of BMO Bank of Montreal. A formal commitment by BMO Bank of Montreal will require formal authorization through BMO Bank of Montreal’s internal credit approval process.

Borrower:	Tucows.com Co

Lender:	BMO Bank of Montreal (the “Bank”/ “Lender”/ “BMO”)

Existing Credit Facilities:

Credit Facility # 1 (Existing)	Demand Loan Non-Revolving, Reducing Facility

Amount:	USD 2,103,483.60 (As of August 30,2010)

Loan Purpose:	To assist in the acquisition of Innerwise Inc. Advanced in July 2007.

Availability:	At the Borrower’s option by way of:

	a)	US Base Rate based loans; and

	b)	LIBOR with terms of 3 or 6 months subject to availability of funds. Repayment permitted only on rollover date.

Repayment:	To be repaid in equal monthly payments of USD 159,520.15 plus interest.

Interest Rate:	a)	BMO Bank of Montreal US Base Rate based loans: U.S. Base Rate + 1.30% (amended from U.S. Base Rate +1.50%);

	b)	LIBOR based loans: LIBOR + 3.25%.

Credit Facility # 2 (Existing)	Treasury Risk Management Facility

Amount:	USD 3,500,000.00

Loan Purpose:	Settlement risk line to assist with hedging USD exposure via Foreign Exchange Forward Contracts and / or Currency options. Maximum 18 month contracts at market rates.

Proposed Credit Facilities:

Credit Facility # 3 (Proposed)	Operating Demand Loan (“ODL”)

Amount:	USD 1,000,000.00

Loan Purpose:	Operating requirements.

Availability:	To be available in Canadian or US Dollar equivalent. Not subject to Margin.

Repayment:	Direct advances are to fluctuate widely with periodic clean-up on a minimum annual basis. Interest is payable monthly in arrears.

Interest Rate:	BMO Bank of Montreal U.S. Base Rate +1.30% payable monthly in arrears.

Facility Fees:	A monthly monitoring fee of $500.00 in regards to the provision of the facility. This does not include standard transaction charges for account activity.

Credit Facility #4 (Proposed)	Demand Loan Non-Revolving, Reducing Facility

Amount:	USD 2,000,000.00

Loan Purpose:	To finance repurchase of shares of the Borrower.

Availability:	At the Borrower’s option by way of:

a) US Base Rate based loans; and

b) LIBOR with terms of 3 or 6 months subject to availability of funds with minimum draws of USD 500,000 and multiples of USD 100,000 thereafter.
Repayment permitted only on rollover date.

Repayment:	Amortized over 60 months. Equal monthly principal payments plus interest.

Amortization:	60 months.

Interest Rate:	a) BMO Bank of Montreal US Base Rate based loans: U.S. Base Rate + 1.30% (amended from U.S. Base Rate +1.50%);

b) LIBOR based loans: LIBOR + 3.25%.

Standby Fees:	0.20%. Payable on the undrawn available aggregate of Facility #4. This fee is payable quarterly in arrears. (Standby Fees is waived till first Draw).

Conditions Precedent: (Specific to Facility# 4)
1. Satisfactory due diligence review of the Borrower based on most recent interim financial statements of the Borrower;

2. Confirmation of compliance with all financial covenants based on most recent quarterly financial statements;

3. No material adverse change in the financial condition or the performance of the Borrower prior to advance;

4.               No event of default shall be in existence nor shall any Event of Default be created upon advance of the Loan (i.e. Borrower must be in compliance with covenants on a pro-forma basis after giving effect to the subject financing);

5. Execution of Promissory Notes.

GENERAL TERMS AND CONDITIONS

Availability:

ODL facility and DLNR facility are on a demand basis and may be terminated in whole or in part and amounts outstanding there under shall be payable in whole or in part upon demand by the Bank, notwithstanding the payment or non-payment of principal interest or fees by the Borrower or compliance or non-compliance with any undertaking or covenant given to the Bank herein or elsewhere.

Conditions Precedent:	1. Execution and delivery of acceptable credit and security documentation which embodies the terms and conditions contained herein.

2. Payment of all fees and expenses payable to the Bank including (if required) the payment of Lender’s counsel.

3. There shall not have been a Material Adverse change, as determined in the sole discretion of the Bank.

4. Acceptance by the Borrower of the Bank’s Offer Letter.

5. Satisfactory legal opinion if required.

Representations and Warranties:

Those usual and customary for transactions of this type, including but not limited to (a) confirmation of corporate status and authority, (b) no material adverse change, (c) no existing security interests, and (d) compliance with laws including environmental laws and regulations and other environmental matters.

Additional Mandatory Repayments:

Mandatory repayments shall be required as follows:

A percentage of Annual Excess Cash Flow, based on the following schedule, within 120 days of each fiscal year-end based on audited year-end financial results:

	% of Annual Excess Cash Flow	Total Funded Debt to EBITDA
	75%	> 2.50:1.00
	50%	<2.50:1.00 to > 1.75:1.00
	25%	<1.75:1.00

Annual Excess Cash Flow means EBITDA on a consolidated basis less all scheduled principal payments on debt, cash taxes paid or payable for that period and cash interest expense but before any dividend payments. Payments to be applied as permanent reduction to Facility #1 and Facility # 4 in inverse order of maturity. Operating Demand Loan balances are not subject to cash-flow sweep repayment.

Non-Financial Covenants:

Usual, including maintenance of insurance; payment of taxes; disposition of major assets; compliance with statutes and with environmental standards; Reporting Requirements as set out above; notices of default on a timely basis; no material judgments; access to books and records; no assumption of additional debt or guarantee obligations by the Borrower except for leases and/or purchase money security interests entered into with respect to capital expenditures to a maximum of the covenant limits hereunder in any consecutive 12-month period; and no payment of dividends.

So Long as the Borrower is indebted to the Lender, the Borrower and/or Corporate Guarantors agree that without the prior written consent of the Lender acting reasonably.

Amalgamation and Mergers. The Borrower and/or Corporate Guarantors shall not amalgamate merge or reorganize with any corporation without the prior written consent of the Lender, which consent shall not be unreasonably withheld;

Change of Control. There shall be no change in control of the Borrower and /or Corporate Guarantors without the prior written approval of the Lender which shall not be unreasonably withheld. Notwithstanding the foregoing, changes in the ownership of the issued and outstanding shares of the company, as the case may be, shall be permitted if such changes do not affect the control exercised directly or indirectly on the Borrower and/or Corporate Guarantors. While share repurchase is permitted, Borrower shall be in compliance with all Financial Covenants pre and post share repurchase;

Assets Subject to Security. The Borrower and/or Corporate Guarantors shall not in any fiscal years, sell, alienate, assign, lease or otherwise dispose of any fixed asset, machinery, equipment or immovable property subject to the Security unless in the normal course of business;

Negative Pledge. Except for permitted encumbrances, the Borrower and/or Corporate Guarantors shall not create, assume or permit to exist any, security interest, charge or other encumbrances on any of its assets, revenues and on its properties ranking or purporting to rank prior to or pari passu with or after the Security;

Permitted Debt. The Borrower and/or Corporate Guarantors shall not incur any debt other than the Lender’s credit facilities. Any renewal, extension or refinancing of the debts mentioned in this paragraph will be permitted provided that the principal amount of such Debt shall not be increased nor shall the security granted in relation thereto be extended to cover additional property or to secure additional Debt. The Borrower and/or Guarantors shall not incur any new Debt or new operating leases if the Borrower is in breach of its Financial Covenants. If any Breach of covenants has occurred and is continuing, The Borrower and/or Corporate Guarantors may not incur any new debt including, without limitation, Subordinated Debt.

Financial Covenants:

At all times, the Borrower will observe and maintain the following financial covenants based on the Borrower’s consolidated financial statements (to be calculated on a rolling 4-quarter basis unless otherwise indicated).

1. Maximum Senior Funded Debt to EBITDA: 2.00:1

2. Maximum Total Funded Debt to EBITDA: 2.50:1

3. Minimum Fixed Charge Coverage: 1.25:1

4. Maximum Annual Capital Expenditures capped at $3,600,000.00 per annum, based on management forecast, and to be reviewed on an annual basis. Subject to covenant compliance both before and after such expenditures.

Definitions:

EBITDA = Earnings as defined in the Company’s consolidated financial statements prepared in accordance with Generally Accepted Accounting Principals (GAAP) before cash interest expense (i.e. accrued interest gets added back), taxes on earnings, depreciation and amortization, but excluding dividend, interest and extraordinary or non-recurring other income as set out in the financial statements (such latter items to be agreed-upon by BMO).

Senior Funded Debt = the credit facilities hereunder and all interest bearing debt not subordinated to the credit facilities hereunder. For greater clarity, Senior Funded Debt shall include, but not be limited to capital leases, guarantees and PMSI’s but will exclude any settlement risk associated with forward contracts.

Total Funded Debt = Senior Funded Debt plus sub-debt (if applicable), but excluding investor sub-debt where rights of acceleration are prohibited until full repayment of the senior debt hereunder, as set out under an inter-creditor agreement with the senior debt lenders hereunder, and will also exclude any settlement risk associated with forward contracts.

Fixed Charge Coverage Ratio = EBITDA less cash taxes paid or payable in that period, less unfunded capital expenditures, less unfunded share repurchase and less dividends paid, divided by the aggregate of fixed principal repayments and cash interest expenses payable in respect of Total Funded Debt.

Fees:

The standard application fee of $9,500.00 is now payable to the Bank.

This fee is acknowledged by the Borrower to represent reasonable compensation duly earned by the Bank for its time, effort and expense in reviewing all documents and information provided by the Borrower, in establishing the terms of the financing offer and for reservation by the Bank of funds for purposes of providing the credit facilities contemplated hereby, and not as a penalty.

Reporting Requirements:

Quarterly (within 45 days of quarter end):

Internally prepared quarterly consolidated financial statements of the Tucows Inc. (includes Borrower), supported by Management Discussion and Analysis including variance analysis providing explanations for material variances between actual results and projections presented to the Bank. A Borrower signed quarterly compliance certificate will confirm all financial covenant positions. Certified aged accounts receivable and accounts payable lists are to be provided as part of the quarterly reporting package.

Annually (within 120 days of fiscal year end):

Audited annual consolidated financial statements of Tucows Inc. (includes Borrower), supported by Management Discussion and Analysis including variance analysis providing explanations for material variances between actual results and projections presented to the Bank.

Annual consolidated business plan of Tucows Inc. (includes Borrower), for the next fiscal year, comprising of a minimum of a balance sheet, income statement operating budget, cash flow statement, capital and/or lease expenditures schedule, tax liabilities, and major assumptions utilized to be provided no later than 15 days prior to the end of the then current fiscal year.

Security: (Already Held)		All security already held by the Bank remains in place unaltered.

Security: (To be Obtained)		1. Promissory Notes for each Draw for financing for share redemptions.

2.               Executed Offer Letter.

3.               Operating Demand Loan Agreement.

4.               Necessary LIBOR Agreements.

5.               Letter of Acknowledgement Signed by the Borrower acknowledging that the cash-flow sweep is waived on a one-time basis and does not set a precedent to future actions of the Bank.

6.               Such other documentation as may be necessary to establish the Facilities.

Expenses:

All reasonable out-of-pocket costs and expenses incurred by the Bank including fees and disbursements of legal counsel will be for the account of the Borrower after acceptance of an Offer Letter, whether or not the transaction contemplated herein is completed.

Acknowledgement		The Borrower(s) acknowledges that the Credit Facilities contained herein are for use by the Borrower and will be used for the Borrower’s business purposes only.

Governing Law:		Province of Ontario

Summary of Terms and Conditions is hereby accepted:

TUCOWS.COM CO. (“BORROWER”)

	Per:	/s/ Michael Cooperman, Chief Financial Officer of Tucows Inc., September 10, 2010
Name/Title/Date

	Per:	/s/ Reva Kogan, Controller of Tucows Inc., September 10, 2010
Name/Title/Date